Exhibit 99.2
                                 E.PIPHANY, INC.
                        SUMMARY OF DIRECTOR COMPENSATION
                        (amended as of January 26, 2005)

        This document summarizes the types of compensation that are available to members of the Board of Directors (the "Board") of E.piphany, Inc. (the "Company"). This compensation has been approved by the Board, which is responsible for establishing all director compensation.

1. Cash Payments. Effective as of the date of the 2005 annual meeting of stockholders, the Company will make the following payments to its non-employee directors:

    o   An annual retainer of $35,000 to each non-employee director;
    o   An additional annual retainer of $10,000 to the Chair of the Board;
    o An additional annual retainer of $10,000 to the Chair of the Audit Committee;
    o An additional annual retainer of $5,000 to each other member of the Audit Committee;
    o An additional annual retainer of $5,000 to the Chair of its Compensation Committee; and
    o An additional annual retainer of $1,500 to the Chair of its Nominating and Governance Committee.

These cash payments are payable in arrears on the date of the annual meeting of stockholders and shall be prorated if an incumbent director has been a director for less than a year at the time of the annual meeting of stockholders.

2. Stock Options. Effective as of the date of the 2005 annual meeting of stockholders, the Company will grant each non-employee director an option to purchase 25,000 shares of the Company's common stock upon the non-employee director's initial appointment or election to the Board and shall also grant to each non-employee director, on the date of the annual meeting of stockholders, an option to purchase 20,000 shares of the Company's common stock (so long as the non-employee director has been serving on the Board for at least six months prior to the annual meeting of stockholders). The exercise price of these options shall be equal to the closing sales price of the Company's common stock as quoted on the Nasdaq National Market on the grant date. The options granted upon the non-employee director's initial election to the Board shall vest 50% per year over the two year period beginning on the date of grant. The options granted to each non-employee director on the date of the annual meeting of stockholders shall vest in four quarterly installments over the one year period beginning on the date of grant. The options granted to each non-employee director shall have a term of ten years and shall be exercisable for one year following the death, resignation or removal of the director.

3. Deferred Compensation Plan. Non-employee directors may elect to defer the payment of some or all cash compensation they are to receive from the Company to a specified date or event in the future. Amounts deferred under the plan will be deemed to earn interest and/or deemed to be invested in our common stock until payout, as elected by the director. Deferred amounts will be paid in cash or shares of our common stock (depending upon the deemed investment).